PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
Oct. 19, 2010

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2010

•	Quarterly revenues rise 12% to $1.9 billion

•	EBITDA increases 67% to $571 million

•	Operating profit and diluted EPS more than double to $445 million and $0.83, respectively

•	Adjusted diluted EPS increases 102% to $0.99

•	$650 million of bonds refinanced, $8.4 million charge incurred

•	Raising midpoint of full-year EBITDA and EPS targets

ST. LOUIS, Oct. 19 – Peabody Energy (NYSE: BTU) today reported third quarter 2010 EBITDA of $571.3 million, a 67 percent increase from the prior-year quarter. Income from continuing operations and diluted earnings per share from continuing operations for the quarter more than doubled prior-year levels to $237.6 million and $0.83, respectively. Adjusted diluted earnings per share from continuing operations rose 102 percent to $0.99 per share.

“Peabody continues to differentiate, delivering another quarter of robust performance and targeting full-year results that may rival our previous record,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce.  “Peabody believes that the global coal industry is in the early stages of a long term supercycle, led by China and India. Peabody’s access to these key markets represents significant value creation opportunity.”

RESULTS FROM CONTINUING OPERATIONS

Third quarter 2010 sales volumes rose to 64 million tons driven by higher Australian and Trading and Brokerage activity. Revenues reached $1.86 billion, led by a 36 percent increase in Australia sales.

EBITDA grew for the third consecutive quarter and totaled $571.3 million, with higher results from each of Peabody’s business segments.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2

•	U.S. Mining EBITDA rose 6 percent to $292.9 million on higher realized prices and ongoing cost containment. U.S. margins per ton expanded 8 percent to $5.96 per ton for the quarter.

•	Australia Mining EBITDA of $323.2 million nearly tripled the prior-year quarter, driven by higher volumes and prices and lower costs. Third quarter margins per ton more than doubled the prior year to $44.13 per ton.

Operating profit rose 102 percent to $444.7 million for the quarter, leading to cash flow from operations of $427.4 million.

Interest expense was $62.2 million compared with $52.3 million in the prior-year quarter, reflecting $8.4 million ($0.02 per share after tax) in charges related to the refinancing of $650 million in bonds. The company reduced the interest rate on the bonds from 6.875 percent to 6.5 percent while extending the maturity seven years to 2020.

Income from continuing operations more than doubled to $237.6 million and adjusted income from continuing operations grew 107 percent to $280.3 million. Diluted earnings per share from continuing operations reached $0.83 compared with $0.41 in the prior year. Third quarter adjusted diluted earnings per share increased 102 percent to $0.99.

Year-to-date 2010 EBITDA rose 38 percent, operating profit increased 54 percent, and income from continuing operations rose 71 percent above comparable prior-year results. Year to date, cash flow from operations reached a record $883.8 million.

Summary of Adjusted Income and Diluted Earnings Per Share

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2010	2009	2010	2009
Income from Continuing Operations	$237.6	$113.2	$589.4	$344.4
Remeasurement Expense Related to Foreign Income Tax Accounts	42.7	22.3	28.8	69.1

Adjusted Income from Continuing Operations(1)	$280.3	$135.5	$618.2	$413.5

Diluted EPS	$0.83	$0.41	$2.09	$1.23
Remeasurement Expense Related to Foreign Income Tax Accounts	0.16	0.08	0.11	0.26

Adjusted Diluted EPS (1)	$0.99	$0.49	$2.20	$1.49

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3

GLOBAL COAL MARKETS AND PEABODY’S POSITION

International Markets

Year-to-date demand for seaborne metallurgical and thermal coal products is very strong in the Pacific, averaging 15 percent above prior-year levels due to increased needs of China, India and other Asian nations that continue to recover from the recession.

•	China’s coal-fueled power generation is up 19 percent and steel production has risen 15 percent year to date. China’s net coal imports through August are 60 percent above the prior year. Given robust economic growth in the second half of 2010, Peabody has raised its full-year expectations for China’s net imports to 135 to 140 million tonnes.

•	India coal imports increased nearly 30 percent year to date through September. Full-year imports are anticipated to reach 100 million tonnes, 36 percent above 2009.

•	The strong pace of Australia exports continued during the quarter with year-to-date shipments running an estimated 11 percent above the prior year.

•	Indonesian exports for the third quarter returned to more normalized rates, following a better-than-expected first half due to favorable weather conditions.

•	The current quarterly price for high quality hard coking coal was set at $209 per tonne. Strong demand has maintained quarterly prices between $200 and $225 per tonne since April, meaningfully higher than the prior year’s $129 per tonne annual pricing.

•	Index prices for Australian thermal coal are in the $95 to $100 per tonne range, 35 to 40 percent above year-ago levels.

For the full year, global seaborne metallurgical demand is expected to reach a record 270 million tonnes, a 35 percent increase over 2009. Seaborne thermal coal demand in the Pacific is expected to rise more than 15 percent, exceeding the 500 million tonne mark for the first time.

Longer term, the ongoing economic development in China and India is anticipated to continue for decades, requiring vast amounts of electricity and steel. Over the next five years, approximately 390 gigawatts of new coal-fueled generation are expected to be installed

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4

around the world and would require 1.2 billion tonnes of additional coal annually. Global steel consumption is projected to increase more than 30 percent, which will require more than 300 million tonnes of new metallurgical coal supply.

U.S. Markets

Higher third quarter coal demand and lower production has led to an estimated 22 million ton reduction in customer inventory levels, more than double the average drawdown.

•	Coal-based electricity demand is running nearly 6.5 percent above prior-year levels year to date. This is primarily due to a higher rate of cooling and heating degree days, as economic growth has been lower than expected.

•	Year-to-date coal production is approximately 2 percent below prior year, led by an estimated 10.5 percent decline in Central Appalachia.

•	Powder River Basin coal inventories are approximately 56 days of use and are trending toward near normal levels. Prompt Powder River Basin coal prices have risen 60 percent year to date and Illinois Basin prices have increased more than 25 percent.

Compared with the prior year, the U.S. coal industry continues to be on pace to recover 60 to 80 million tons of demand in 2010 from a combination of weather, new coal-fueled plants, less coal-to-gas switching and increased exports.

Peabody’s Position

In Australia, the company is securing fourth quarter metallurgical and thermal coal pricing consistent with industry settlements. Unpriced metallurgical coal for 2011 is 9 to 10 million tons, rising to 11 to 12 million tons in 2012. The company also has 8.5 to 9.5 million tons of Australian thermal export coal available to price in 2011, growing to 12 to 13 million tons in 2012.

Peabody’s pipeline of metallurgical and thermal coal projects continues to advance and remains on track to lift Australian production to 35 to 40 million tons by 2014.

•	Permitting is now complete and procurement has begun for the 2 to 3 million ton expansion of the Wilpinjong Mine in New South Wales. The $90 million project is expected to add volumes in the 2012 to 2013 time frame.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5

•	Construction has begun on the $70 million Metropolitan Mine expansion in New South Wales. The project is projected to add 1 million tons per year of primarily hard coking coal capacity by 2014.

•	Extension of the Burton metallurgical coal mine in Queensland has been permitted, and development activities have started.

•	Permitting activities continue for the Queensland-based Millennium Mine expansion that would add up to 3 million tons of metallurgical coal beginning in 2013 to 2014.

Peabody’s Australia expansion coincides with increasing rail and port access, including the new NCIG terminal. As a 17.7 percent NCIG participant, Peabody has 5 to 6 million tons of annual throughput capacity. Financing for NCIG’s expansion has been approved, which will provide Peabody with another 2 million tons of throughput.

In the United States, Peabody has shaped its portfolio of customer contracts to track expectations for a U.S. recovery. Peabody has approximately 10 percent of its planned 2011 production available to price. The company’s leverage to anticipated U.S. market improvements grows to 35 to 45 percent of planned production available to price in 2012, and approximately 85 percent open to pricing by 2013.

Peabody continues to develop its leading position in the Illinois Basin, which is projected to be one of the fastest growing U.S. basins. The company’s new Bear Run Mine in Indiana, which began production in May 2010, now has a second dragline in service that expanded production levels beginning in September. Expansion of the Gateway Mine in Southern Illinois has been approved. The Gateway North project is expected to extend the mine’s life by at least 16 years and should increase annual capacity by 40 percent to 4.5 million tons within several years. Capital investments are expected to total approximately $175 million.

During the quarter, Peabody also extended the coal supply agreement at the Kayenta Mine in the Southwestern United States. The new contract represents sales of nearly 70 million tons over an 8.5-year period.

The company is also advancing a number of mid- and long-term initiatives to expand its presence and access in Asia, with initiatives advancing in China, Mongolia, India and Indonesia.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6

OUTLOOK

Peabody is again raising the midpoint of its 2010 earnings targets. EBITDA is now targeted in the range of $1.85 to $1.9 billion. Adjusted diluted earnings per share is expected to be $2.95 to $3.15, which excludes the impact of foreign tax remeasurement. The company continues to target 2010 sales of 240 to 260 million tons.

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions.  With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 19, 2010. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in United States and international power generation and steel production markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of weather on demand, production and transportation; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2010, June 30, 2010 and Sept. 30, 2009 and Nine Months Ended Sept. 30, 2010 and 2009

(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2010	2010	2009	2010	2009
Tons Sold (In Millions)	64.0	59.7	63.5	182.0	182.4

Revenues	$1,864.7	$1,661.4	$1,667.0	$5,041.7	$4,458.2
Operating Costs and Expenses	1,243.3	1,174.7	1,262.5	3,526.7	3,313.1
Depreciation, Depletion and Amortization	116.7	105.1	108.0	327.3	305.5
Asset Retirement Obligation Expense	9.9	10.9	12.8	30.3	31.8
Selling and Administrative Expenses	54.1	54.1	54.2	163.6	145.9
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(6.7)	(1.4)	(2.8)	(15.4)	(16.2)
(Income) Loss from Equity Affiliates	2.7	(6.4)	12.0	(2.1)	22.7

Operating Profit	444.7	324.4	220.3	1,011.3	655.4
Interest Income	(2.8)	(1.6)	(2.2)	(5.4)	(6.2)
Interest Expense:
Interest Expense	53.8	48.6	52.3	152.4	151.6
Refinancing Charges	8.4	9.3	—	17.7	—

Interest Expense	62.2	57.9	52.3	170.1	151.6

Income from Continuing Operations Before Income Taxes	385.3	268.1	170.2	846.6	510.0
Income Tax Provision:
Provision	105.0	72.7	34.7	228.4	96.5
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	42.7	(19.3)	22.3	28.8	69.1

Income Tax Provision	147.7	53.4	57.0	257.2	165.6

Income from Continuing Operations, Net of Income Taxes	237.6	214.7	113.2	589.4	344.4
Income (Loss) from Discontinued Operations, Net of Income Taxes	(1.3)	(0.5)	(2.4)	(2.2)	23.6

Net Income	236.3	214.2	110.8	587.2	368.0
Less: Net Income Attributable to Noncontrolling Interests	12.2	8.0	4.0	23.2	12.0

Net Income Attributable to Common Stockholders	$224.1	$206.2	$106.8	$564.0	$356.0

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.83	$0.76	$0.41	$2.09	$1.23
Discontinued Operations	—	—	(0.01)	(0.01)	0.09

Net Income Attributable to Common Stockholders	$0.83	$0.76	$0.40	$2.08	$1.32

EBITDA	$571.3	$440.4	$341.1	$1,368.9	$992.7
Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.83	$0.76	$0.41	$2.09	$1.23
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.16	(0.07)	0.08	0.11	0.26

Adjusted Income from Continuing Operations	$0.99	$0.69	$0.49	$2.20	$1.49

(1)	Weighted average diluted shares outstanding were 268.6 million, 268.3 million and 267.3 million for the quarters ended Sept. 30, 2010, June 30, 2010 and Sept. 30, 2009 and 268.4 million and 267.3 million for the nine months ended Sept. 30, 2010 and 2009, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2010, June 30, 2010 and Sept. 30, 2009 and Nine Months Ended Sept. 30, 2010 and 2009

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2010	2010	2009	2010	2009
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$1,024.5	$975.4	$1,011.1	$2,971.4	$2,950.8
Australian Mining Operations	733.4	597.4	537.3	1,777.3	1,206.6
Trading and Brokerage Operations	101.8	81.8	112.9	273.7	284.8
Other	5.0	6.8	5.7	19.3	16.0

Total	$1,864.7	$1,661.4	$1,667.0	$5,041.7	$4,458.2

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	7.2	7.3	7.9	21.6	24.0
Western U.S. Mining Operations	41.9	39.8	42.0	121.7	121.5
Australian Mining Operations	7.4	6.4	6.5	20.0	15.9
Trading and Brokerage Operations	7.5	6.2	7.1	18.7	21.0

Total (1)	64.0	59.7	63.5	182.0	182.4

Revenues per Ton – Mining Operations

Midwestern U.S.	$43.95	$44.08	$41.72	$43.91	$40.82
Western U.S.	16.87	16.41	16.28	16.62	16.23
Total — U.S.	20.85	20.73	20.29	20.74	20.28
Australia	100.14	92.69	82.29	88.99	75.86
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$33.24	$34.35	$33.18	$33.61	$32.16
Western U.S.	11.73	11.19	11.31	11.43	11.75
Total — U.S.	14.89	14.81	14.76	14.78	15.12
Australia	56.01	58.00	65.73	55.44	56.16
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$10.71	$9.73	$8.54	$10.30	$8.66
Western U.S.	5.14	5.22	4.97	5.19	4.48
Total — U.S.	5.96	5.92	5.53	5.96	5.16
Australia	44.13	34.69	16.56	33.55	19.70
Operating Profit Per Ton	$6.95	$5.43	$3.47	$5.56	$3.59
		Quarter Ended		Nine Months Ended

	Sept.	June	Sept.	Sept.	Sept.
(Dollars in Millions)	2010	2010	2009	2010	2009

EBITDA – U.S. Mining Operations	$292.9	$278.7	$275.6	$853.6	$751.3
EBITDA – Australian Mining Operations	323.2	223.6	108.2	670.1	319.1
EBITDA – Trading and Brokerage Operations	44.3	14.3	44.2	91.0	145.2
EBITDA – Resource Management (3)	5.0	(0.1)	3.3	9.3	13.4
Selling and Administrative Expenses	(54.1)	(54.1)	(54.2)	(163.6)	(145.9)
Other Operating Costs, Net (4)	(40.0)	(22.0)	(36.0)	(91.5)	(90.4)
EBITDA	571.3	440.4	341.1	1,368.9	992.7
Depreciation, Depletion and Amortization	(116.7)	(105.1)	(108.0)	(327.3)	(305.5)
Asset Retirement Obligation Expense	(9.9)	(10.9)	(12.8)	(30.3)	(31.8)
Operating Profit	444.7	324.4	220.3	1,011.3	655.4
Operating Cash Flows	427.4	292.4	435.8	883.8	667.3
Coal Reserve Lease Expenditures	—	—	—	—	123.6
Capital Expenditures (Excludes Acquisitions)	125.8	117.4	79.1	343.8	185.5

(1) Metallurgical coal sales totaled 2.4 million tons, 2.2 million tons and 2.7 million tons for the three months ended Sept. 30, 2010, June 30, 2010 and Sept. 30, 2009, respectively, and 6.9 million tons and 4.6 million tons for the nine months ended Sept. 30, 2010 and 2009, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and income (losses) from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Sept. 30, 2010, June 30, 2010 and Dec. 31, 2009

(Dollars in Millions)

	Sept. 30,	June 30,	Dec. 31,
	2010	2010	2009
	(Unaudited)	(Unaudited)
Cash and Cash Equivalents	$1,367.5	$1,157.0	$988.8
Receivables, Net	583.3	393.7	303.0
Inventories	396.3	363.4	325.1
Assets from Coal Trading Activities, Net	170.5	197.8	276.8
Deferred Income Taxes	66.2	57.3	40.0
Other Current Assets	331.6	161.0	255.3

Total Current Assets	2,915.4	2,330.2	2,189.0
Net Property, Plant, Equipment and Mine Development	7,219.1	7,246.4	7,261.5
Investments and Other Assets	838.1	521.2	504.8

Total Assets	$10,972.6	$10,097.8	$9,955.3

Current Maturities of Debt	$41.5	$35.2	$14.1
Liabilities from Coal Trading Activities, Net	51.9	79.9	110.6
Accounts Payable and Accruals	1,317.9	1,101.3	1,187.7

Total Current Liabilities	1,411.3	1,216.4	1,312.4
Long-Term Debt	2,714.6	2,727.6	2,738.2
Deferred Income Taxes	547.9	320.5	299.1
Other Long-Term Liabilities	1,819.9	1,863.1	1,849.7

Total Liabilities	6,493.7	6,127.6	6,199.4
Stockholders’ Equity	4,478.9	3,970.2	3,755.9

Total Liabilities and Stockholders’ Equity	$10,972.6	$10,097.8	$9,955.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Sept. 30, 2010, June 30, 2010 and Sept. 30, 2009 and Nine Months Ended Sept. 30, 2010 and 2009

(Dollars in Millions)

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2010	2010	2009	2010	2009
EBITDA	$571.3	$440.4	$341.1	$1,368.9	$992.7
Depreciation, Depletion and Amortization	116.7	105.1	108.0	327.3	305.5
Asset Retirement Obligation Expense	9.9	10.9	12.8	30.3	31.8
Interest Income	(2.8)	(1.6)	(2.2)	(5.4)	(6.2)
Interest Expense	62.2	57.9	52.3	170.1	151.6
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	105.0	72.7	34.7	228.4	96.5

Adjusted Income from Continuing Operations (1)	280.3	195.4	135.5	618.2	413.5
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	42.7	(19.3)	22.3	28.8	69.1

Income from Continuing Operations, Net of Income Taxes	$237.6	$214.7	$113.2	$589.4	$344.4

Net Income Attributable to Noncontrolling Interests	$12.2	$8.0	$4.0	$23.2	$12.0

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes – 2010 Targets (Unaudited)

(Dollars in Millions, Except Earnings Per Share Data)

	Year Ended Dec. 31, 2010
	Targeted Results
	Low	High
EBITDA	$1,850	$1,900
Depreciation, Depletion and Amortization	440	450
Asset Retirement Obligation Expense	43	40
Interest Income	(6)	(7)
Interest Expense	209	208
Refinancing Charges	18	18
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	320	305

Adjusted Income from Continuing Operations (1)	826	886
Remeasurement Expense Related to Foreign Income Tax Accounts	29	29

Income from Continuing Operations, Net of Income Taxes	$797	$857

Net Income Attributable to Noncontrolling Interests	$25	$32

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$2.84	$3.04
Remeasurement Expense Related to Foreign Income Tax Accounts	0.11	0.11

Adjusted Income from Continuing Operations	$2.95	$3.15

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.